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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                             FILE NO. 333-120390

PROSPECTUS


                           MARKLAND TECHNOLOGIES, INC.


                PROSPECTUS SUPPLEMENT NO. 3 DATED JANUARY 7, 2005

                                       TO

                      THE PROSPECTUS DATED DECEMBER 2, 2004
                  AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME


         THIS PROSPECTUS SUPPLEMENT DATED JANUARY 7, 2005, ("SUPPLEMENT NO. 3") SUPPLEMENTS THE INFORMATION WE PROVIDED IN OUR PROSPECTUS DATED DECEMBER 2, 2004, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME (THE "PROSPECTUS"), RELATING TO THE RESALE, FROM TIME TO TIME OF UP TO 35,193,346 SHARES OF OUR COMMON STOCK BY THE SELLING STOCKHOLDERS NAMED THEREIN.

         SUPPLEMENT NO. 3 IS BEING DELIVERED TO YOU ALONG WITH THE PROSPECTUS. SUPPLEMENT NO. 3 SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS AND IS QUALIFIED BY REFERENCE TO THE PROSPECTUS EXCEPT TO THE EXTENT THAT THE INFORMATION IN SUPPLEMENT NO. 3 SUPERSEDES THE INFORMATION CONTAINED IN THE PROSPECTUS. STOCKHOLDERS AND PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE PROSPECTUS IN CONJUNCTION WITH SUPPLEMENT NO. 3 BEFORE MAKING AN INVESTMENT DECISION.

                               RECENT DEVELOPMENTS
                               -------------------

         This prospectus supplement reflects a change to the registration statement on Form SB-2 dated December 2, 2004 (the "Prospectus") of Markland technologies, Inc. with respect to the exercise price for the warrants held by the selling stockholders identified in the Prospectus. The Warrant Amendments were filed with the SEC on january 7, 2005, as exhibits to our current report on Form 8-K filed on that date. These filings are public documents available on the SEC's web site at www.sec.gov. We urge you to obtain and read carefully copies of these documents and this registration statement before making an investment decision.

         On January 4, 2005, the Company entered into agreements to amend terms of certain of its warrants to purchase shares of the Company's Common Stock. In the aggregate, the amended warrants represent the right to purchase 2,375,000 shares of the Company's Common Stock. All of the shares underlying the amended warrants are registered pursuant to the Registration Statement of which the Prospectus and this prospectus supplement are a part and each of the warrant holders is a selling shareholder identified in the Prospectus.

Amendment to Warrants Issued to David Stefansky
-----------------------------------------------

         On January 4, 2005, we entered into an agreement (the "STEFANSKY AMENDMENT") with David Stefansky ("STEFANSKY") to amend the terms of a warrant issued to him on September 21, 2004 (the "STEFANSKY WARRANTS"), for the purchase of up to 375,000 shares of our common stock, $0.0001 par value per share (the "COMMON STOCK") as compensation for consulting services performed by Stefansky in connection with our September 21, 2004, private placement. Specifically, subject to the terms and conditions contained in the Stefansky Amendment, the parties have agreed:

         o To amend the Stefansky Warrant so that Stefansky may exercise all or any portion of the Stefansky Warrant for an exercise price of $0.60 per share of Common Stock, from January 4, 2005, until January 7, 2005.

         o That Stefansky shall exercise all of the of the Stefansky Warrant, as amended, on or before the close of business, New York City time, on January 7, 2005.

         o That the number of shares of Common Stock subject to the Stefansky Warrant shall not be adjusted as a result of the temporary reduction in exercise price.

         The Stefansky Amendment is filed herewith as Exhibit 99.1.

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Relationship with Stefansky
---------------------------

         We issued warrants to Stefansky in compensation for his services in connection with our September 21, 2004, and November 9, 2004, private placements. The September 21, 2004, transaction is described in our Current report on Form 8-K filed on September 23, 2004. These warrants were issued in reliance on Section 4(2) of Securities Act of 1933.

A DESCRIPTION OF THE SEPTEMBER 21, 2004, PRIVATE PLACEMENT IS INCLUDED IN OUR CURRENT REPORT ON FORM 8-K FILED ON SEPTEMBER 23, 2004 (FILE NO. 000-28863). THE PURCHASE AGREEMENT AND THE FORMS OF NOTE AND WARRANT EXECUTED IN CONNECTION WITH THAT PRIVATE PLACEMENT WERE FILED AS EXHIBITS THERETO. THESE FILINGS ARE PUBLIC DOCUMENTS AVAILABLE ON THE SEC'S WEB SITE AT WWW.SEC.GOV. WE URGE YOU TO OBTAIN AND READ CAREFULLY A COPY OF THESE DOCUMENTS AND THIS CURRENT REPORT AND ITS EXHIBITS.

Amendment to Warrants Issued to Richard Rosenblum
-------------------------------------------------

         On January 4, 2005, we entered into an agreement (the "ROSENBLUM AMENDMENT") with Richard Rosenblum ("ROSENBLUM") to amend the terms of a warrant issued to Rosenblum on September 21, 2004 (the "ROSENBLUM WARRANT"), for the purchase of up to 375,000 shares of Common Stock as compensation for consulting services performed by Rosenblum in connection with our September 21, 2004, private placement. Specifically, subject to the terms and conditions contained in the Rosenblum Amendment, the parties have agreed:

         o To amend the Rosenblum Warrant so that Rosenblum may exercise all or any portion of the Rosenblum Warrant for an exercise price of $0.60 per share of Common Stock, from January 4, 2005, until January 7, 2005.

         o That Rosenblum shall exercise all of the of the Rosenblum Warrant, as amended, on or before the close of business, New York City time, on January 7, 2005.

         o That the number of shares of Common Stock subject to the Rosenblum Warrant shall not be adjusted as a result of the temporary reduction in exercise price.


Relationship with Rosenblum
---------------------------

         We issued warrants to Rosenblum in compensation for his services in connection with our September 21, 2004, and November 9, 2004, private placements. The September 21, 2004, transaction is described in our Current report on Form 8-K filed on September 23, 2004. These warrants were issued in reliance on Section 4(2) of Securities Act of 1933.

A DESCRIPTION OF THE SEPTEMBER 21, 2004, PRIVATE PLACEMENT IS INCLUDED IN OUR CURRENT REPORT ON FORM 8-K FILED ON SEPTEMBER 23, 2004 (FILE NO. 000-28863). THE PURCHASE AGREEMENT AND THE FORMS OF NOTE AND WARRANT EXECUTED IN CONNECTION WITH THAT PRIVATE PLACEMENT WERE FILED AS EXHIBITS THERETO. THESE FILINGS ARE PUBLIC DOCUMENTS AVAILABLE ON THE SEC'S WEB SITE AT WWW.SEC.GOV. WE URGE YOU TO OBTAIN AND READ CAREFULLY A COPY OF THESE DOCUMENTS AND THIS CURRENT REPORT AND ITS EXHIBITS.

                                       2

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Amendment to Warrant issued to Harborview Master Fund LP
--------------------------------------------------------

         On January 4, 2005, we entered into an agreement (the "HARBORVIEW AMENDMENT") with Harborview Master Fund LP ("HARBORVIEW") to amend the terms of a warrant issued to Harborview on November 9, 2004 (the "HARBORVIEW WARRANT") for the purchase of up to 1,625,000 shares of Common Stock in connection with our November 9, 2004, private placement. Specifically, subject to the terms and conditions contained in the Harborview Amendment, the parties have agreed:

         o To amend the Harborview Warrant so that Harborview may exercise all or any portion of the Harborview Warrant for an exercise price of $0.60 per share of Common Stock, from January 4, 2005 until February 28, 2005, after which time the exercise price will return to its original level.

         o That Harborview shall exercise the Harborview Warrant to purchase not less than 250,000 share of Common Stock on or before the close of business, New York City time, on January 7, 2005.

         o That the number of shares of Common Stock subject to the Harborview Warrant shall not be adjusted as a result of the temporary reduction in exercise price.

Relationship with Harborview
----------------------------

         As previously reported in our registration statement on Form SB-2 filed on November 10, 2004, on November 9, 2004, we issued notes and warrants to Harborview in a private placement made in reliance on Section 4(2) of Securities Act of 1933. Harborview holds our Common Stock and is an "accredited investor" within the meaning of Regulation D. The shares underlying these Notes and warrants issued on November 9, 2004 have been registered with the SEC in a registration statement on Form SB-2 that was declared effective on December 2, 2004 (File No. 333-120390).

A DESCRIPTION OF THE NOVEMBER 9, 2004, PRIVATE PLACEMENT IS INCLUDED IN OUR REGISTRATION STATEMENT ON FORM SB-2 FILED ON NOVEMBER 10, 2004 (FILE NO. 333-120390). THE PURCHASE AGREEMENT AND THE FORMS OF NOTE AND WARRANT EXECUTED IN CONNECTION WITH THAT PRIVATE PLACEMENT ARE SUBSTANTIALLY THE SAME AS THOSE ISSUED IN OUR SEPTEMBER 21, 2004, PRIVATE PLACEMENT AND FILED AS EXHIBITS WITH THE COMPANY'S CURRENT REPORT ON FORM 8-K FILED ON SEPTEMBER 23, 2004 (FILE NO. 000-28863). THESE FILINGS ARE PUBLIC DOCUMENTS AVAILABLE ON THE SEC'S WEB SITE AT WWW.SEC.GOV. WE URGE YOU TO OBTAIN AND READ CAREFULLY COPIES OF THESE DOCUMENTS AND THIS CURRENT REPORT AND ITS EXHIBITS.

            Our common stock is quoted on the OTC Bulletin Board by the NationalAssociation of Securities Dealers, Inc. under the symbol "MRKL.OB." On January 5, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $0.685 per share.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Except for historical facts, the statements in this supplement are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Our Financial Condition and Results of Operations" and "Business" in our Prospectus. We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at www.sec.gov.

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                               -------------------

         WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, NEW EVENTS OR ANY OTHER REASON, OR REFLECT ANY EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR THE DATE OF ANY APPLICABLE PROSPECTUS SUPPLEMENT OR THE DATE OF DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS THAT INCLUDE FORWARD-LOOKING STATEMENTS.

                               -------------------

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

      SEE RISK FACTORS BEGINNING ON PAGE 5 AND ELSEWHERE IN THE PROSPECTUS.

                               -------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 7, 2005


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